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THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES                      Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                     Three Months Ended  Nine Months Ended
                                        September 30        September 30
                                     ------------------  ------------------
                                        1994     1993      1994     1993
                                       -----    -----     -----    -----
EARNINGS:
Income before income taxes          $165,201   158,416   406,398  407,659
Add: fixed charges                    16,782    17,529    49,652   51,892
                                     -------   -------   -------  -------
   Income, as adjusted              $181,983   175,945   456,050  459,551
                                     =======   =======   =======  =======

FIXED CHARGES:
Interest costs                       $10,640    10,887    30,852   32,501
Rental expense (1)                     6,142     6,642    18,800   19,391
                                     -------   -------   -------  -------
   Total fixed charges               $16,782    17,529    49,652   51,892
                                     =======   =======   =======  =======

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Fixed charges                        $16,782    17,529    49,652   51,892
Preferred stock dividends              4,578     4,759    13,772   13,875
                                     -------   -------   -------  -------
    Total fixed charges and preferred
     stock dividends                 $21,360    22,288    63,424   65,767
                                     =======   =======   =======  =======

Ratio of earnings to fixed charges     10.84     10.04      9.18     8.86
                                     =======   =======   =======  =======

Ratio of earnings to combined fixed charges
 and preferred stock dividends          8.52      7.89      7.19     6.99
                                     =======   =======   =======  =======

(1) Interest portion deemed implicit in total rent expense.
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